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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    Commission File Number: 1-13430
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                CVEO Corporation (formerly named Converse, Inc.)
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             (Exact name of registrant as specified in its charter)

            790 Turnpike Street, Suite 202, North Andover, MA 01845
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, without par value
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            (Title of each class of securities covered by this Form)

                                      N.A.
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate of suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(i)   [_]
Rule 12g-4(a)(1)(ii)  [_]            Rule 12h-3(b)(1)(ii)  [_]
Rule 12g-4(a)(2)(i)   [_]            Rule 12h-3(b)(2)(i)   [_]
Rule 12g-4(a)(2)(ii)  [_]            Rule 12h-3(b)(2)(ii)  [_]
                                     Rule 15d-6            [_]

     Approximate number of holders of record as of the certification or notice
date:    None*
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     Pursuant to the requirements of the Securities Exchange Act of 1934, CVEO
Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date  August 1, 2002                  By: /s/ David Ferrati
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                                          David Ferrati
                                          Chief Restructuring Officer

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* CVEO Corporation's Second Amended Chapter 11 Plan, as Modified became effective on July 31, 2002. Pursuant to such Plan, all of the Common Stock of CVEO Corporation was cancelled and is not longer outstanding.